National Aeronautics and
Space Administration

Langley Research Center
Hampton, VA 23681-0001




Reply to Attn of:
                                                                   AUG. 12 1997

               NextGen Systems, Inc.
               Attn: Mr. David B. Hunter
               Vice President, Secretary Treasurer
               1006 W. Ninth Avenue
               King of Prussia, PA 19406




               Subject: Exclusive Patent License Agreement No. DE-234 Between NASA and NextGen Systems, Inc.

               Enclosed is your original of the subject License Agreement.

               The initial royalty of $15,000 was received on July 3, 1997. The next minimum royalty payment and annual report are due on August 4, 1998, as specified in Sections 10.3 and 12.1 of the Agreement. Please mail these to the following address:

                             NASA Langley Research Center
                             Attn: Laura L. Eure
                             Mail Stop 212
                             3 Langley Boulevard
                                                         Hampton, VA 23681-0001

               Please feel free to call me at 757-864-3230 should you have any questions.



               Robin W. Edwards
               Patent Attorney
               Technology Applications Group

               Enclosure











                                LICENSE AGREEMENT




                            UNITED STATES OF AMERICA




                                       AND




                          NEXTGEN SYSTEMS, INCORPORATED




                      EXCLUSIVE LICENSE AGREEMENT DE - 234




                         LICENSE EFFECTIVE DATE: 8/4/97


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

                                TABLE OF CONTENTS


    ARTICLE                                                                PAGE
    -------                                                                ----


    PREAMBLE                                                                  5
    ARTICLE   I      GENERAL                                                  5
    ARTICLE   II     DEFINITIONS  6
    ARTICLE   III    LICENSE GRANT10
    ARTICLE   IV     TERM OF AGREEMENT                                       12
    ARTICLE   V      COPYRIGHT      13
    ARTICLE   VI     DELIVERY OF PROGRAM                                     14
    ARTICLE   VII    PROGRAM OPERATING PROVISIONS                            14
    ARTICLE   VIII   PRACTICAL APPLICATION                                   14
    ARTICLE   IX     UNITED STATES MANUFACTURE                               15
    ARTICLE   X      PATENT ROYALTY AND PAYMENT                              15
    ARTICLE   XI     COPYRIGHT CONSIDERATION                                 17
    ARTICLE   XII    ANNUALREPORT 18
    ARTICLE   XIII   BOOKS, RECORDS AND EXAMINATION                          20
    ARTICLE   XIV    SUBLICENSES  20
    ARTICLE   XV     PATENT AND COPYRIGHT MARKETING & ADVERTISEMENT          21
    ARTICLE   XVI    NONTRANSFERABILITY                                      22
    ARTICLE   XVII   DISPUTES     23
    ARTICLE   XVIII  MODIFICATION OR TERMINATION BY NASA                     23
    ARTICLE   XIX    TERMINATION BY NEXTGEN SYSTEMS                          26
    ARTICLE   XX     EFFECT OF TERMINATION                                   26
    ARTICLE   XXI    RESERVATION OF RIGHTS                                   26
    ARTICLE   XXII   REPRESENTATIONS AND WARRANTIES                          27
    ARTICLE   XXIII  INFRINGEMENT   30
    ARTICLE   XXIV   OFFICIALS NOT TO BENEFIT                                31
    ARTICLE   XXV    NONWAIVER      32
    ARTICLE   XXVI   MERGER AND INTEGRATION                                  32
    ARTICLE   XXVII  APPLICABLE LAW 32


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    ARTICLE                                                                PAGE
    -------                                                                ----


    ARTICLE   XXVIII ADDRESSES                                               32
    ARTICLE   XXIX   NONASSERTION                                            33
    ARTICLE   XXX    SEVERABILITY                                            33
    ARTICLE   XXXI   ACCEPTANCE                                              33

    APPENDICES

    APPENDIX  A      PRACTICAL APPLICATION MILESTONES                        34
    APPENDIX  B      DESCRIPTION OF PROGRAM                                  36


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

                           EXCLUSIVE LICENSE AGREEMENT



 LICENSOR The United States of America, represented by the National Aeronautics and Space Administration (NASA)

 LICENSEE                             NextGen Systems, Incorporated

 U. S. Patent Application No.         08/641,041

 Title                                METHOD FOR VISUALLY INTEGRATING
                                      MULTIPLE DATA ACQUISITION
                                      TECHNOLOGIES FOR REAL TIME &
                                      RETROSPECTIVE ANALYSIS
                                      (ALSO KNOWN AS CREW RESPONSE
                                      EVALUATION WINDOW (CREW))

 Filing Date                          April 3, 1996
 NASA Case No.                        LAR 15367-1

 Title of Copyrighted Work            METHOD FOR VISUALLY INTEGRATING
                                      MULTIPLE DATA ACQUISITION
                                      TECHNOLOGIES FOR REAL TIME &
                                      RETROSPECTIVE ANALYSIS
                                      (ALSO KNOWN AS CREW RESPONSE
                                      EVALUATIO@ WINDOW (CREW))

   U. S. Copyright Registration Date: May 9, 1996

   U. S. Copyright Registration No.   TXU743936

   NASA Case No.                      LAR 15367-CPY


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                                    PREAMBLE

     This Agreement is entered into between the licensor, the United States of America, represented by the National Aeronautics and Space Administration, hereinafter referred to as NASA, and the licensee, NextGen Systems, Inc., a corporation of the State of Pennsylvania having a principal place of business at 1006 W. Ninth Avenue, King Of Prussia, PA 19406 and an EIN of 23-2764613, hereinafter referred to as NEXTGEN SYSTEMS.

     The Parties hereto agree as follows:

                               ARTICLE I -General

         1.1 Patent Licensing Regulations, 37 C.F.R. ss.404 et seq., specify the terms and conditions upon which licenses will be granted for NASA-owned inventions and, to the extent applicable and appropriate, specify the terms and conditions upon which licenses will be granted for NASA-owned copyrighted software. This Agreement is controlled under these Licensing Regulations.
         1.2 NASA is the owner of United States Patent Application 08/641,041 entitled, "Method For Visually Integrating Multiple Data Acquisition Technologies For Real Time & Retrospective Analysis" which was filed on April 3, 1996.
         1.3 NEXTGEN SYSTEMS, in consideration of the grant of a license to the invention, is willing to pay a royalty, make a substantial capital investment and use its best efforts to achieve early practical application of the invention.
         1.4 NASA is the owner of the United States Copyright (COPYRIGHT, as later defined herein) in the computer software described as "Method For Visually Integrating Multiple Data Acquisition Technologies For Real Time & Retrospective Analysis (Also Known As Crew Response Evaluation Window (CREW))" (PROGRAM, as later defined herein), for which United States Copyright Registration was obtained on May 9, 1996.
         1.5 NASA   desires  to   have  the   PROGRAM   further   developed  and
commercialized to benefit the public and is willing to grant a license thereunder.
         1.6 NEXTGEN SYSTEMS desires to obtain a license to the PROGRAM upon the terms and conditions hereinafter set forth.
         1.7 NEXTGEN SYSTEMS, in consideration of the grant of a license to COPYRIGHT, is willing to provide consideration to NASA, as described in Article XI, to make a substantial capital investment and to use its best efforts to achieve early development and commercialization of the PROGRAM.
         1.8 NASA has determined that the granting of a license to NEXTGEN SYSTEMS to practice the invention and the PROGRAM will provide the necessary incentive for NEXTGEN SYSTEMS to achieve the desired early practical application and the granting of a license to NEXTGEN SYSTEMS will therefor be in the public interest.

                            ARTICLE 11 - Definitions


         2.1 "ARCHIVAL PURPOSES" means for backup purposes but for no other purposes.
         2.2 "COMMERCIAL PRODUCT (S)" means the PROGRAM and/or any and all DERIVATIVES, including documentation, which are commercially released, sold, licensed, or leased by NEXTGEN SYSTEMS or a SUBLICENSEE (as later defined herein); COMMERCIAL PRODUCTS may be incorporated within LICENSED PRODUCTS (as later defined herein).
         2.3 "COPY" means a material object, including a phonorecord, in which a work such as the PROGRAM is fixed by any method now known or later developed, and from which the work can be communicated, either directly or with the aid of a machine or device. The term "COPY" includes the material object, including a phonorecord, in which a work is first fixed.
         2.4 "COPYRIGHT" means NASA's copyright in the PROGRAM.
         2.5 "DERIVATIVE (S)" means NEXTGEN SYSTEMS-created computer code, programs, documentation, and software developed at NEXTGEN SYSTEMS' own expense, regardless if accomplished during the same period as when NEXTGEN SYSTEMS is developing software under government funding, which shall include, or be based in whole or in part of, the PROGRAM, including, but not limited to, translations of the PROGRAM to other foreign or computer languages, adaptations of the


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PROGRAM to other hardware platforms, abridgments,  condensations,  revisions and software incorporating all or any part of the PROORAM which may also include NEXTGEN SYSTEMS-created modifications or enhancements or other NEXTGEN SYSTEMS or third Party software. NEXTGEN SYSTEMS shall be the sole and exclusive owner of, and be entitled to establish all proprietary rights for itself in, the intellectual property represented by DERIVATIVES, whether in the nature of trade secrets, copyrights, patents or other rights, subject to COPYRIGHT (as defined herein) and LICENSED INVENTION. Any copyright registration by NEXTGEN SYSTEMS for DERIVATIVES shall give full attribution to NASA's COPYRIGHT.
         2.6 "DEVELOPMENT COPY" means a COPY of the PROGRAM which will be used by NEXTGEN SYSTEMS for the purpose of developing commercial versions of the PROGRAM. 2.7 "DIRECT RESPONSE" means any promotional advertisement that requires the viewer to initiate a purchase from the advertising organization. 2.8 "END-USER" means a customer authorized to use the COMMERCIAL PRODUCT for internal purposes only and not for further distribution, and shall include customers granted site-wide rights to use.
         2.9 "FIELD OF USE" means DIRECT RESPONSE product or services promotion limited to DIRECT RESPONSE advertising to include package design and ON-PRODUCT advertising for use in television, print and Internet. 2.10 "GROSS SALES" means the dollar value sum of all sales of ROYALTY- BASE PRODUCTS during each year of this Agreement.
         2.11 "INTELLECTUALPROPERTYRIGHT(S)"means any and all rights to exclude others, existing from time to time in a specified jurisdiction, under Patent Law, Copyright Law, Moral Rights Law, Trade-Secret Law, Semiconductor Chip Protection Law, Trademark Law, Unfair Competition Law or similar rights.

         2.12 "LICENSABLE ACTIVITY" means an activity encompassed by one or more INTELLECTUAL PROPERTY RIGHTS, i.e., an activity which, absent a license, would give rise to liability for infringement (or inducement of infringement or contributory infringement) of the INTELLECTUAL PROPERTY RIGHT(S).


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

         2.13 "LICENSE" means the license granted Py this Agreement, comprising one or more license rights.
         2.14 "LICENSED INVENTION" means the invention described and claimed in United States Patent Application 08/641,041 entitled, "Method For Visually Integrating Multiple Data Acquisition Technologies For Real Time & Retrospective Analysis" the LICENSED PATENT and any continuation, divisional, reissue or reexamination thereof.
         2.15 "LICENSED PATENT" means the United States Patent that issues from United States Patent Application 08/641,041 entitled, "Method For Visually Integrating Multiple Data Acquisition Technologies For Real Time & Retrospective Analysis" and any corresponding continuation, divisional, reissue patent or reexamination certificate resulting therefrom.
         2.16 "LICENSED PATENT APPLICATION" means United States Patent Application 08/641,041 entitled, "Method For Visually Integrating Multiple Data Acquisition Technologies For Real Time & Retrospective Analysis" which was filed on April 3, 1996.
         2.17 "LICENSED PRODUCTS" means all products, the use of which, but for the license granted hereunder would infringe the COPYRIGHT or claims of the LICENSED INVENTION.
         2.18 "MULTIPLE SUBJECT TESTING" means testing multiple subjects simultaneously.
         2.19 "NET SALES" means, in the case of a sale to a third Party at arm's length for monetary consideration, the gross invoice price of the ROYALTY-BASE PRODUCTS less allowances for returns and less (to the extent separately stated on the invoices): (1) cash and other trade discounts, (2) shipping, customs, and insurance charges, and (3) sales, use, value added and similar taxes. In the case of a sale or other disposition of the ROYALTY-BASE PRODUCTS which are transferred to a purchaser who does not deal at arm's length, or transferred or otherwise disposed for other monetary consideration (including allocations to


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NEXTGEN  SYSTEMS' own beneficial  use), NET SALES shall be calculated based upon
the  price  at  which  NEXTGEN  SYSTEMS  sells  comparable   quantities  of  the
ROYALTY-BASE PRODUCTS at substantially the same time to purchasers dealing at arm's length.
         2.20 "ON-PRODUCT' means any promotional advertisement that is part of the final article for sale that requires an interactive response from the viewer to initiate a purchase from the advertising organization.
         2.21 "PRACTICAL APPLICATION" means to manufacture in the case of a composition or product, to practice in the case of a process or method, or to operate in the case of a machine or system; and, in each case, under such conditions as to establish that the invention is being utilized and that its benefits are to the extent permitted by law or Government regulations available to the public on reasonable terms. Included is the use of the invention to provide consulting or other services.
         2.22 "PROGRAM"  means  the  computer   software  in   both  source  and
executable forms entitled, "Method For Visually Integrating Multiple Data Acquisition Technologies For Real Time & Retrospective Analysis (Also Known As Crew Response Evaluation Window (CREW))" and documentation relating to the use of "Method For Visually Integrating Multiple Data Acquisition Technologies For Real Time & Retrospective Analysis (Also Known As Crew Response Evaluation Window (CREW))", if. any, described in
Appendix B.
         2.23 "ROYALTY-BASE PRODUCTS" means any LICENSED INVENTION sold, used or otherwise disposed of by NEXTGEN SYSTEMS or its SUBLICENSEES, including use of the LICENSED INVENTION by NEXTGEN SYSTEMS or its SUBLICENSEES to provide consulting or other services, and covered by the claims of United States Patent Application 08/641,041 entitled, "Method For Visually Integrating Multiple Data Acquisition Technologies For Real Time & Retrospective Analysis" or the LICENSED
PATENT,  including  any  continuation,   divisional,  reissue  or  reexamination
thereof.
         2.24 "SUBLICENSEE" means any person who has the right, granted by NEXTGEN SYSTEMS to make, use, or sell the LICENSED INVENTION and any person granted rights by NEXTGEN SYSTEMS under Article XIV, including the right to


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

enter into direct leases or to enter into sublicenses with END-USERS for the COMMERCIAL PRODUCTS. An END-USER who purchases a COMMERCIAL PRODUCT under a shrink-wrap license, or an END-USER who purchases a site or user license is not a SUBLICENSEE.

                           ARTICLE III - License Grant

         3.1 NASA hereby grants to NEXTGEN SYSTEMS and its wholly-owned subsidiaries, a terminable, royalty-bearing, exclusive license in the FIELD OF USE, including the right of sublicensing, except for a right in the United States Government as set forth in Article XXI, to make or have made ROYALTY-BASE PRODUCTS, or use, sell or offer for sale ROYALTY-BASE PRODUCTS in the United States, its territories and possessions. No license is granted or implied with respect to activities of NEXTGEN SYSTEMS outside the FIELD OF USE.
         3.2 NASA hereby grants to NEXTGEN SYSTEMS and its wholly-owned subsidiaries, a terminable, consideration-bearing, exclusive license in the FIELD OF USE, including the right of sublicensing, except for a right in the United States . Government and others acting on its behalf, as set forth in
Article XXI, to reproduce, distribute, prepare derivative works of, and perform publicly or display publicly by or on behalf of the United States Government the PROGRAM in both source and executable forms, to:

       (a)    Use the PROGRAM;
       (b) Make sufficient copies of the PROGRAM for use as DEVELOPMENT COPIES for the purpose of developing commercial versions of the PROGRAM;
       (c) Make one copy of the PROGRAM for ARCHIVAL PURPOSES for each DEVELOPMENT COPY made;
       (d)    Copy any user documentation supplied by NASA with the PROGRAM;
       (e)    Create DERIVATIVES;
       (f) Distribute or otherwise transfer the PROGRAM, excluding source code, and/or DERIVATIVES, excluding source code, in the United States, its territories and possessions to END-USERS, and


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

       (g) Display the PROGRAM, excluding source code, and/or DERIVATIVES, excluding source code, publicly on a standard computer display in the United States, its territories and possessions; wherein this license is subject to LICENSED INVENTION.
       3.3 Apart from the rights enumerated in this Agreement, the LICENSE does not include a grant to NEXTGEN SYSTEMS of any right to engage in any LICENSABLE ACTIVITY, nor any ownership right, title, or interest, nor any security interest or other interest, in any INTELLECTUAL PROPERTY RIGHTS relating to the INVENTION, the PROGRAM nor in any COPY of any part of the PROGRAM.
       3.4 NASA hereby agrees to use reasonable efforts to grant NEXTGEN SYSTEMS an identical worldwide license under the same conditions agreed to herein to practice any inventions and additional patents assigned to NASA which relate to the METHOD FOR VISUALLY INTEGRATING MULTIPLE DATA ACQUISITION TECHNOLOGIES FOR REAL-TIME AND RETROSPECTIVE ANALYSIS but which inventions or additional patents, if practiced, would result in infringement of the claims of the LICENSED PATENT. NEXTGEN SYSTEMS shall have ninety (90) days from the date NASA notifies NEXTGEN SYSTEMS of the issuance of a patent covering such an invention to apply for a license to such patent. Additional licenses under this Section shall not require redundant or additional royalties for products or components of products covered under this Agreement. If NEXTGEN SYSTEMS decides not to license such inventions or additional patents, NASA shall be free to license such inventions or additional patents to third Party licensees an such third Party licensees shall not be considered to infringe the LICENSED PATENT.
       3.5    The license granted in Section 3.1 is subject to the provisions of
Article X - Patent Royalty and Payment and Article XIV - Sublicenses.
       3.6 NASA hereby agrees to use reasonable efforts to grant NEXTGEN SYSTEMS an identical worldwide license, subject to 37 C.F.R. ss. 404 et seq., under the same conditions agreed to herein to practice any copyrights assigned to NASA which relate to the PROGRAM but which copyrights, if practiced, would


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result in  infringement  of the licensed  COPYRIGHT.  NEXTGEN SYSTEMS shall have ninety (90) days from the date NASA notifies NEXTGEN SY$TEMS of such copyright to apply for a license to such copyright. Additional licenses under this Section
3.6 shall not require redundant or additional compensation or consideration for products or components of products covered under this Agreement. If NEXTGEN SYSTEMS decides not to license such copyright, NASA shall be free to license such copyright to third party licensees and such third Party licensees shall not be considered to infringe the licensed COPYRIGHT.
       3.7 NASA hereby agrees to use reasonable efforts to grant a worldwide license, subject to 37 C.F.R. ss. 404 et seq., to practice any patents or inventions assigned to NASA which relate to the PROGRAM but which patents or inventions, if practiced, would result in infringement of the COPYRIGHT. NEXTGEN SYSTEMS shall have ninety (90) days from the date NASA notifies NEXTGEN SYSTEMS of the issuance of a patent covering such an invention to apply for a license to such patent. Additional licenses under this Section shall not require redundant or additional compensation or consideration for products or components of products covered under this Agreement. If NEXTGEN SYSTEMS decides not to license such inventions or additional patents, NASA shall be free to license such inventions or additional patents to third party licensees and such third party licensees shall not be considered to infringe the licensed COPYRIGHT.
       3.8    The license granted in Section 3.2 is subject to the provisions of
Article XI - Copyright Consideration and Article XIV - Sublicenses.
       3.9 The license granted in Sections 3.1 and 3.2 is subject to any outstanding licenses or other rights in third parties under agreements executed by NASA prior to the effective date of this Agreement.

                         ARTICLE IV - Term of Agreement

       4.1 This license shall commence as of the date this Agreement is executed by the last Party to do so and shall continue for a period of five (5) years from execution unless revoked or terminated in accordance with other provisions of this Agreement. Prior to expiration of the five (5) year period, LICENSEE may request that this Agreement be modified to extend the term. Such


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request shall not be  unreasonably  denied if NEXTGEN  SYSTEMS has  successfully achieved all milestones specified in Appendix A, paid all royalties as specified in Article X and provided all consideration as specified in Article Xi. The Parties shall negotiate the license terms, including the period of term extension, royalties and payments, and copyright consideration. If the LICENSED PATENT expires prior to five (5) years after execution, the Parties agree to negotiate for a license on the COPYRIGHT. 4.2 This license shall terminate if all of the claims of the pending patent application are ultimately rejected or if the last remaining claim of the LICENSED PATENT, and any continuation, divisional, reissue or reexamination thereof, is found to be invalid by a competent court or by the United States Patent and Trademark Office in a reexamination proceeding, and NASA, in its discretion, has exhausted all available appeals. Upon such occurrence, the Parties agree to negotiate for a license on the COPYRIGHT.
       4.3 This License shall terminate if registration of the COPYRIGHT is found to be invalid by a competent court or by the United States, and NASA, in its discretion,. has exhausted all available appeals. Upon such occurrence, the Parties agree to negotiate for a license on the LICENSED INVENTION.
       4.4 For purposes of royalty payments, copyright consideration, annual reports and practical application, each year of this Agreement shall begin on the anniversary of the effective date of this Agreement.

                              Article V - Copyright


       5.1 NEXTGEN SYSTEMS acknowledges that title to the COPYRIGHT shall remain with NASA and that any full or partial copy of the PROGRAM and related documentation made by NEXTGEN SYSTEMS or its SUBLICENSEES hereunder, shall include a NASA copyright notice thereon in either of the following forms: (1) "Copyright 199-, National Aeronautics and Space Administration. All Rights Reserved." or (2) "@ 199 -, NASA. All Rights Reserved." The year of publication shall appropriately be inserted into the notice by NEXTGEN SYSTEMS. The notice shall be affixed to all copies or portions thereof in such manner and location as to give reasonable notice of NASA's claim of copyright. NEXTGEN SYSTEMS shall


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at all  times  hereafter  protect  the  COPYRIGHT,  and  all  related  technical information, data and materials supplied by NASA, if any, from transfer using measures at least as strong as those used by NEXTGEN SYSTEMS in protecting its own proprietary or intellectual property. Article XV provides additional marking requirements.

                        Article VI - Delivery of Program

       6.1 NASA will deliver one (1) copy of the PROGRAM, via electronic transfer or disk, to NEXTGEN SYSTEMS within ten (10) days of the date this Agreement is executed by the last Party to do so. NEXTGEN SYSTEMS will pay any shipping and handling charges associated with delivery of the PROGRAM.
       6.2 NEXTGEN SYSTEMS accepts the above materials on an "as is" basis. Accordingly, NASA shall not be required to load the PROGRAM onto NEXTGEN SYSTEMS' machines, test for proper operation, perform any debugging, make any corrections, provide maintenance, provide any updates, enhanced capabilities, or new features, or assist in the understanding or use of the PROGRAM at any time. NASA may,, in its sole discretion, at the request of NEXTGEN SYSTEMS, provide on-site installation assistance so long as NEXTGEN SYSTEMS shall bear the cost of all of NASA's related expenses.

                   Article VIl - Program Operating Provisions


       7.1 All use of the PROGRAM by NEXTGEN SYSTEMS will be in accordance with the terms of this Agreement by NEXTGEN SYSTEMS personnel or independent contractors at NEXTGEN SYSTEMS' principal place of business, at customer sites or demonstration/promotional events.
       7.2 NEXTGEN SYSTEMS shall not publish or otherwise disclose a NASA address or phone number as a source of support for the PROGRAM.

                      ARTICLE VIll - Practical Application

       8.1    NEXTGEN  SYSTEMS  shall  achieve  PRACTICAL   APPLICATION  of  the
LICENSED INVENTION within one (1) year after the effective date of this Agreement.


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       8.2    NEXTGEN  SYSTEMS  shall  adhere  to  the  milestones  outlined  in
Appendix A.
       8.3   After  achieving  PRACTICAL  APPLICATION,  NEXTGEN SYSTEMS further
agrees  to  maintain   PRACTICAL   APPLICATION  of  the  LICENSED  INVENTION  by
manufacturing and selling the LICENSED INVENTION, or by using the LICENSED INVENTION to provide a service, in the United States during the term of this Agreement.
       8.4 NEXTGEN SYSTEMS agrees to use its best efforts to have the LICENSED INVENTION certified as necessary during the period specified in Section
       8.5 NEXTGEN SYSTEMS shall promptly report to NASA its discontinuance of making the benefits of the LICENSED INVENTION available to the public.
       8.6 Failure to comply with the terms of this Article shall be cause for unilateral modification or termination of this Agreement in accordance with
Article XVIII.

                     ARTICLE IX - United States Manufacture

       9.1 NEXTGEN SYSTEMS further agrees that any products embodying the LICENSED INVENTION or COPYRIGHT, or produced through the use of the LICENSED INVENTION or COPYRIGHT will be manufactured substantially in the United States, as required by 37 C.F.R. ss.404.5(a)(2).

                     ARTICLE X - Patent Royalty and Payment

       10.1 In consideration of the license granted under this Agreement, NEXTGEN SYSTEMS agrees to pay NASA an initial royalty of FIFTEEN THOUSAND DOLLARS ($15,000.00) payable upon execution of this Agreement. This initial royalty is nonrefundable and will not be credited against any royalties which become due and payable under this Agreement.
       10.2 NEXTGEN SYSTEMS agrees to pay NASA a running royalty of TEN PERCENT (10%) of NET SALES of ROYALTY-BASE PRODUCTS. Said running royalty shall be paid annually.


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       10.3   NEXTGEN  SYSTEMS agrees to annually pay NASA a minimum  guaranteed royalty of FIVE THOUSAND  DOLLARS  ($5,000.00)  starting at the end of the first
(lst) year of this Agreement and continuing until PRACTICAL APPLICATION is achieved.
       10.4 NEXTGEN SYSTEMS agrees to annually pay NASA a minimum guaranteed royalty of FIFTEEN THOUSAND DOLLARS ($15,000-00) starting at the end of the year in which PRACTICAL APPLICATION is achieved and continuing throughout the term of this Agreement.
       10.5 The minimum royalty payments specified in Sections 10.3 and 10.4 shall be creditable against the running royalty due NASA for the same period.
       10.6 NEXTGEN SYSTEMS further agrees that in the event any ROYALTYBASE PRODUCTS are sold or otherwise transferred for resale either (1) to a legal entity or individual which controls NEXTGEN SYSTEMS by stock or ownership or otherwise, or (2) to a legal entity which NEXTGEN SYSTEMS or its owners control by stock ownership or otherwise, the royalties to be paid to NASA with respect to such ROYALTY-BASE PRODUCTS shall be computed upon the NET SALES of the purchaser for resale rather than upon the NET SALES of NEXTGEN SYSTEMS.
       10.7 For the purposes of Sections 10.2 and 10.6 sales shall be considered to be made when invoiced, shipped or paid, whichever occurs first.
       10.8 NEXTGEN SYSTEMS agrees that it shall annually pay to NASA the TEN PERCENT (1 0%) royalty of Section 10.2 above for any ROYALTY-BASE PRODUCTS of any and all SUBLICENSEE of NEXTGEN SYSTEMS. In addition to the running royalties of Section 7.2, NEXTGEN SYSTEMS agrees to pay NASA FIFTY PERCENT (50%) of any consideration, including, but not limited to, sublicense issue fees, received from SUBLICENSEE in consideration for any sublicense granted for the LICENSED INVENTION.
       10.9 The sale or transfer by NEXTGEN SYSTEMS or any of its SUBLICENSEES of ROYALTY-BASE PRODUCTS for use by or on behalf of the United States Government, Non-Profit or Charitable Organizations shall be exempt from any


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royalty to the extent that NEXTGEN  SYSTEMS can show that the  entityreceived  a discount equivalent to or greater than the amount of any such royalty that would otherwise have been due.
       10.10  Royalties  shall be paid annually by check,  denominated in United
States  dollars  and  made  payable  to  the  National   Aeronautics  and  Space
Administration.  The check  shall be mailed  to NASA at the  address  set out in
ARTICLE XXVIII of this Agreement. Royalty payments for royalties accrued in each year of this Agreement are due no later than thirty (30) days after the end of the year in which the royalties accrued. NASA's acceptance of any royalty payment does not eliminate the right to contest the accuracy of such payment in the future.
       10.11 Royalty payments not sent to NASA within thirty (30) days after the due date shall be subject to interest charges. Interest charges shall be assessed in accordance with the Federal Claims Collections Standards, 4 C.F.R. ss.ss. 100-105. In addition to interest charges, NASA is authorized to collect the costs of collection and any associated fees.

                      Article Xi - Copyright Consideration

       11.1 In consideration of the license granted under this Agreement, NEXTGEN SYSTEMS agrees to provide to NASA, at no cost to NASA, all COMMERCIAL PRODUCTS, in both source and executable forms. NASA, and others acting on its behalf, shall have the right to use, reproduce, prepare derivative works of and perform publicly or display publicly the COMMERCIAL PRODUCTS by or on behalf of the United States Government. Both PC platform and Macintosh platform versions of the software shall be provided, if such platforms are available in COMMERCIAL PRODUCTS.
       11.2 NEXTGEN SYSTEMS shall verify that the provided COMMERCIAL PRODUCTS are running properly on at least one machine at NASA Langley. Such machine shall be designated by the NASA Langley point of contact. Dr. Alan Pope (Building 1168, Room 104, Mail Stop 152, Telephone 757-864-6642) shall be the point of contact. NEXTGEN SYSTEMS will be notified in writing if the point of contact changes.


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       11.3   NEXTGEN  SYSTEMS  shall  provide  copies of all  publications  and promotional materials to the NASA Langley point of contact. NASA, and others acting on its behalf, shall have the right to use, reproduce, and display publicly the publications and promotional materials by or on behalf of the United States Government.
       11.4 Consideration not provided to NASA Langley within thirty (30) days after the due date, where NASA Langley is not at fault, shall be subject to interest charges. Interest charges shall be assessed according to the value of the consideration and in accordance with the Federal Claims Collections Standards, 4 C.F.R. ss.ss. 100-105. In addition to interest charges, NASA is authorized to collect the costs of collection and any associated fees.

                           ARTICLE XII - Annual Report

         12.1 NEXTGEN SYSTEMS agrees to submit an annual report to NASA at the address set out in ARTICLE XXVIII of this Agreement, in writing no later than 30 days after the end of each year of this Agreement which shall include: (a) A narrative description of the steps being taken to reduce the
         (a) LICENSED INVENTION to practice, to create a market demand for the LICENSED INVENTION, to commercialize the LICENSED
                  INVENTION   and  to  meet  market   demand  for  the  LICENSED
                  INVENTION;
         (b) A narrative description of the ROYALTY-BASE PRODUCTS currently being offered for sale by NEXTGEN SYSTEMS and its SUBLICENSEES, and services requiring the use of ROYALTY-BASE PRODUCTS. Copies of current sales brochures, promotional materials, and price lists shall be included with this description;
         (c) A list of the geographic locations at which the LICENSED INVENTION is being manufactured;
         (d) NEXTGEN SYSTEMS'GROSS SALES of ROYALTY-BASE PRODUCTS for the preceding year;
         (e) NEXTGEN SYSTEMS'NET SALES of ROYALTY-BASE PRODUCTS for the preceding year;


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         (f)      The number of ROYALTY-BASE PRODUCTS and services requiring the use of ROYALTY-BASE PRODUCTS, distributed to a marketplace by NEXTGEN SYSTEMS for the preceding year;
         (g) The number of ROYALTY-BASE PRODUCTS manufactured and used by NEXTGEN SYSTEMS in its business during the preceding year, excluding however, ROYALTY-BASE PRODUCTS manufactured during the preceding year for use by NEXTGEN SYSTEMS for the purpose of research and development activities with respect to the LICENSED INVENTION;
         (h) The dollar amount of the running royalty due to NASA for the preceding year;
         (i) The dollar amount of sublicensing royalties due to NASA for the preceding year;
         (j)      The total  amount of royalties  due to NASA for the  preceding year;
         (k) GROSS SALES for the preceding year of ROYALTY-BASE PRODUCTS sold by NEXTGEN SYSTEMS and all SUBLICENSEES for use by or on
                  behalf   of   the   United   States   Government,    including
                  identification of the government agency and how the benefit of the royalty-free sale was passed onto the government;
         (1) The dollar amount of investment spent to commercialize the ROYALTYBASE PRODUCTS in the preceding year;
         (m) The total number of full-time equivalent employees hired to commercialize the ROYALTY-BASE PRODUCTS in the preceding year;
         (n) A statement specifying COMMERCIAL PRODUCTS and what COMMERCIAL PRODUCTS were provided to NASA Langley;
         (o) The dollar amount of investment spent to further develop the PROGRAM in the preceding year;
         (p) The total number of full-time equivalent employees hired to commercialize the PROGRAM in the preceding year, and


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         (q)      Copies of all publications including prom, otional materials.
       12.2 The report required under this Article shall also be made within three (3) months after termination of this Agreement.
       12.3 All reports submitted in response to the reporting requirement of this Article shall be treated by NASA, to the extent permitted by law, as commercial and financial information, which is privileged and confidential and not subject to disclosure under Section 552 of Title 5 of the United States Code (Freedom of Information Act).

                  ARTICLE XIII - Books, Records and Examination

       13.1 NEXTGEN SYSTEMS shall keep and shall require that all SUBLICENSEES keep full and accurate books of account containing all particulars which may be necessary for the purpose of showing the amount payable to NASA by way of royalty or consideration, as aforesaid. The books of account and the supporting data will be open during normal business hours for the duration of this Agreement and for two (2) calendar years following the termination of this Agreement, for inspection and photocopying by an authorized representative of NASA for the purpose of verifying NEXTGEN SYSTEMS' royalty reports; however, such inspection shall occur no more than once per calendar year. Adjustment shall be made by NEXTGEN SYSTEMS to compensate for any errors or omissions disclosed by such examination within thirty (30) days of such disclosure. Should such inspection lead to the discovery of a greater than ten percent (10%) discrepancy in reporting to NASA's detriment, NEXTGEN SYSTEMS agrees to pay the full cost of such inspection. A prior audit and a corresponding payment by NEXTGEN SYSTEMS towards an adjustment does not bar NASA from contesting that same royalty period at a later date. Failure to audit is not a waiver of objection.

                            ARTICLE XIV - Sublicenses


       14.1 NEXTGEN SYSTEMS may grant written sublicenses under its right to make, use, or sell ROYALTY-BASE PRODUCTS as described in Article 3.1 and its rights to use, copy, create derivatives, distribute and display COPYRIGHT as described in Article 3.2, upon terms that NEXTGEN SYSTEMS may arrange, provided that:


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         (a)      Each  sublicense  shall  refer  to this  Agreqment  and  shall include the rights reserved by the NASA under ARTICLE XXI Reservation of Rights;
         (b)      Each   sublicense   shall  include  the  condition   that  the
                  sublicense shall automatically terminate upon the termination of this Agreement, but such SUBLICENSEES may then apply for its own license from NASA;
         (c) NEXTGEN SYSTEMS agrees to incorporate Articles 3, 12, 13, 14, 15, 17, 18, 22, 23, 25, 26, 27 and 30 into its sublicense agreements, so that these Articles shall be binding upon such SUBLICENSEE as if they were Parties to this Agreement;
         (d) NEXTGEN SYSTEMS shall submit a written request for approval of such sublicense or of any modification to a sublicense in advance, which approval shall not be unreasonably withheld.
         (e)      Within   thirty  (30)  days  after  a   sublicense   grant  or
                  modification, MEDIA SOLUTIONS shall furnish NASA with an executed copy of the sublicense or modification, and
         (f) The granting of any sublicenses by NEXTGEN SYSTEMS shall in no way relieve NEXTGEN SYSTEMS from any of the requirements of this license.

          ARTICLE XV - Patent and Copyright Marketing and Advertisement
          -------------------------------------------------------------
       15.1 NEXTGEN SYSTEMS shall mark all LICENSED PRODUCTS in accordance with the statutes of the United States relating to the marking of patented articles (35 U.S.C. 287) and copyrighted works (17 U.S.C. 401). Such marking shall include the notation "Licensed from the National Aeronautics and Space Administration under United States Patent Application Number 08/641,041" or other appropriate reference to the license and patent number. Such marking shall also include the notatio "Licensed from the National Aeronautics and Space Administration under United States Copyright Registration Number TXU743936."
       15.2 NEXTGEN SYSTEMS may state in advertisements and/or on the LICENSED PRODUCTS that such LICENSED PRODUCTS are made under a patent license from NASA.


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

The letters "N A S A" (1) must be used in their  normal  typed or printed  form,
(2) must be the same size, style, color ar)d intensity as the rest of the words in the sentence, and (3) must not be used in their stylized version as they appear in the NASA logotype insignia. Uses other than those expressly provided for in this Section 15.2 shall require the express written approval of NASA. Approval by the NASA shall be based on applicable law (e.g., 42 U.S.C. ss.ss. 2459(b), 2472(a), and 2473(c)(1); and 14 C.F.R. ss. 1221.1 00 et seq.) and
policy governing the use of the words "National Aeronautics and Space Administration" and the letters "N A S A."
       15.3 NEXTGEN SYSTEMS may state in advertisements and/or on the LICENSED PRODUCTS that such LICENSED PRODUCTS are made under a copyright license from the National Aeronautics and Space Administration or NASA. The letters "N A S A" (1) must be used in their normal typed or printed form, (2) must be the same size, style, color and intensity as the rest of the words in the sentence, and (3) must not be used in their stylized version as they appear in the NASA logotype insignia. Uses other than those expressly provided for in this Section 15.2 shall require the express written approval of NASA. Approval by NASA shall be based on applicable law (e.g., 42 U.S.C. ss.ss. 2459b, 2472(a), and 2473(c)(1); and 14 C.F.R. ss. 1221.100 et seq.) and policy governing the use of the words "National Aeronautics and Space Administration" and the letters "N A S A."
       15.4 Except as required in Section 15.1 or permitted by Sections 15.2 and 15.3, NEXTGEN SYSTEMS and all SUBLICENSEES shall not use the name of NASA, nor any adaptation thereof, in any advertising, promotional, or sales literature without prior written consent obtained from NASA. This consent shall not be unreasonably withheld.

                         ARTICLE XVI- Nontransferability

       16.1 The rights and licenses granted by NASA in this Agreement are personal to NEXTGEN SYSTEMS and may not be assigned or otherwise transferred without the written consent of NASA. Any attempted assignment or transfer without such consent shall be void and shall automatically terminate all rights of NEXTGEN SYSTEMS under this Agreement.


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

                             ARTICLE XVII - Disputes

       17.1 All disputes concerning the interpretation or application of this Agreement shall be discussed mutually between NASA and NEXTGEN SYSTEMS. Any disputes which are not disposed of by mutual agreement shall be decided by the Associate General Counsel (intellectual Property), NASA Headquarters, Washington, D.C., 20546, who shall reduce his decision to writing and mail or otherwise furnish a copy thereof to NEXTGEN SYSTEMS and to all SUBLICENSEES of record. His decision shall be final and conclusive, unless within thirty (30) days from the date of receipt of such decision, NEXTGEN SYSTEMS mails or otherwise furnishes a written appeal addressed to the Administrator, National Aeronautics and Space Administration, Washington, D.C., 20546. NEXTGEN SYSTEMS shall be afforded an opportunity to be heard and to offer evidence in support of their appeal. The decision on the appeal shall be made by the NASA Administrator or designee. There is no further right of administrative appeal from the decision of the NASA Administrator or designee.

               ARTICLE XVIII - Modification or Termination by NASA

       18.1 Before modifying or terminating the license herein granted for any cause, there will be furnished to NEXTGEN SYSTEMS and to all SUBLICENSEES of record a written notice stating NASA's intention to modify or terminate the license and the reasons therefor. NEXTGEN SYSTEMS and all SUBLICENSEE of record will be allowed thirty (30) days after receipt of such notice to remedy any breach of the license or show cause why the license should not be modified or terminated. A response to such notice should be addressed to the General Counsel, National Aeronautics and Space Administration, Washington, D.C., 20546.
       18.2 NEXTGEN SYSTEMS may directly appeal in writing, within thirty (30) days of receipt of the notice stating NASA's intention to modify or terminate the license, to the Administrator of NASA on the question of whether the license or sublicense should be modified or terminated. If reconsideration of the intention to modify or terminate the license has been requested under Section 1
B. 1, then N EXTG EN SYSTEMS may appeal to the NASA  Administrator within thirty


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

(30) days after receiving notice of an adverse decision or determination from the NASA General Counsel. The notice of appeal and all supporting documentation should be addressed to the Administrator, National Aerona6tics and Space Administration, Washington, D.C., 20546. NEXTGEN SYSTEMS shall be afforded an opportunity to be heard and to offer evidence in support of their appeal. The decision on the appeal shall be made by the NASA Administrator or designee. There is no further righ of administrative appeal from the decision of the NASA Administrator or designee.
       18.3 If no action is taken under Sections 18.1 and 18.2, then the decision to modify or terminate the license shall become final.
       18.4 All royalties and copyright consideration due up to and including the date of termination of this Agreement are due within thirty (30) days of such date.
       18.5 Upon termination of this Agreement for any reason, nothing herein shall be construed to release either party from any obligation that matured prior to the effective date of such termination; and Articles 1, 14.1, 15, 17, 18.1, 26, 27 and 30 shall survive any such termination.
       18.6 The license granted pursuant to Article III of this Agreement maybe unilaterally modified or terminated by NASA:
         (a) If NASA determines that NEXTGEN SYSTEMS is not taking affirmative steps toward executing the plan submitted with its request for a license and NEXTGEN SYSTEMS cannot otherwise demonstrate to the satisfaction of NASA that it has or can be expected to take effective steps within a reasonable time to achieve PRACTICAL APPLICATION of the LICENSED INVENTION and development and commercialization of the PROGRAM within the time periods set forth in Article Vill;
         (b)      If NEXTGEN SYSTEMS fails to maintain PRACTICAL APPLICATION;
         (c) If NASA determines that such action is necessary to meet requirements for public use specified by Federal regulations issued after the date of the license and such requirements are not reasonably satisfied by MEDIA SOLUTIONS; t
         (d) If NEXTGEN SYSTEMS defaults in making payment of royalties in accordance with Article X of this Agreement.


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

         (e) If NEXTGEN SYSTEMS defaults in providing consideration in accordance with Article XI of this Agreement;
         (f) If NEXTGEN SYSTEMS has willfully made a false statement of or willfully omitted a material fact in the license application or in any report required by this Agreement;
         (g) If NEXTGEN SYSTEMS has defaulted in making any report required by this Agreement;
         (h) If NEXTGEN SYSTEMS commits a substantial breach of a covenant or agreement contained in this Agreement, or ( i) If, starting at the end of the fifth (5th) year of this Agreement, MEDIA SOLUTIONS' sales of LICENSED PRODUCTS result in no more than minimum royalties due to NASA for three (3) consecutive years under Section 10.4.
        18.7 The license granted pursuant to Article III of this Agreement may be, terminated by NASA if NEXTGEN SYSTEMS becomes INSOLVENT. The term "INSOLVENT" means that NEXTGEN SYSTEMS has either ceased to pay its debts (including royalty payments under this Agreement) in the ordinary course of business or cannot pay its debts as they fall due or is insolvent within the meaning of the Federal Bankruptcy Code (1 1 U.S.C. ss. 101 (31)). NEXTGEN SYSTEMS must notify NASA if it becomes INSOLVENT within thirty (30) days of becoming INSOLVENT. NEXTGEN SYSTEMS' failure to conform to this requirement shall be deemed a material, incurable breach.
       18.8 NEXTGEN SYSTEMS must inform NASA of its intention to file a voluntary petition in bankruptcy or of another's intention to file an involuntary petition in bankruptcy to be received at least thirty (30) days prior to filing such a petition. NEXTGEN SYSTEMS' filing without conforming to this requirement shall be deemed a material, pre-petition incurable breach.


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                   ARTICLE XIX- Termination By NEXTGEN SYSTEM

       19.1 This license may be terminated at any time at the option of NEXTGEN SYSTEMS upon ninety (90) days written notification to NASA of intent to terminate. All outstanding royalties and copyright consideration become due upon termination of this Agreement. ARTICLE XX- Effect of Termination
       20.1 The word 'Termination" and cognate words, such as "term" and "terminate," used in this Agreement are to be read, except where the contrary is specifically indicated, as omitting from their effect the following rights and obligations, all of which survive any termination to the degree necessary to permit their complete fulfillment or discharge:
         (a)    NEXTGEN  SYSTEMS'  obligation  to  supply a  terminal  report as specified in Section 12.2 of Article XII of this Agreement;
         (b)    NASA's  right  to  receive  or  recover  and  NEXTGEN   SYSTEMS'
                obligation to pay royalties and provide consideration accrued or accruable for payment at the time of any termination;
         (c) NEXTGEN SYSTEMS' obligation to maintain records and NASA's right to conduct a final audit in accordance with Section 13.1 of
                Article Xill of this Agreement,
         (d) Any cause of action or claim of either Party accrued or to accrue, because of any breach or default by the other Party, and
         (e) Licenses, releases, and agreements of nonassertion running in favor of customers or transferees of NEXTGEN SYSTEMS in respect to products sold or transferred by NEXTGEN SYSTEMS prior to any termination and on which royalties shall have been paid as provided in Article X of this Agreement.

                       ARTICLE XXI - Reservation of Rights

       21.1 NASA reserves an irrevocable royalty-free right to practice and have practiced the LICENSED INVENTION and COPYRIGHT throughout the world for all


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governmental  purposes  (as  distinguished  from  commercial  purposes) by or on behalf of the Government of the United States and on behalf of any foreign government pursuant to any existing or future treaty or agreement with the United States.

                  ARTICLE XXII- Representations and Warranties

       22.1   Nothing in this Agreement shall be construed as:

         (a)      A warranty  or  representation  by NASA as to the  validity or scope of the LICENSED PATENT, including any reissue or reexamination thereof;
         (b) A warranty or representation by NASA as to the validity or scope of the COPYRIGHT;
         (c) A requirement that NASA shall file any copyright registration or patent application, secure any copyright or patent, or maintain any patent in force;
         (d) An obligation to bring or prosecute actions or suits against third Parties for infringement;
         (e)      An  obligation  to  furnish  any  manufacturing  or  technical information;
         (f) Conferring a right to use in advertising, publicity or otherwise the name of any inventor of the LICENSED INVENTION or author of the PROGRAM, or the NASA name, seal, insignia, logotype insignia or any other adaptation without the prior written consent of NASA (except as otherwise provided in
                  Article XV, Sections 15.2 and 15.3);
         (g) Precluding the export or sale for export from the United States of LICENSED PRODUCTS on which royalties or consideration shall have been paid as provided in Articles X and XI;
         (h) Granting by implication, estoppel, or otherwise, any licenses or rights under any patent, copyright or trademark of NASA or any other person in any foreign country;
         (i) Granting by implication, estoppel, or otherwise, any licenses or rights under patent applications, patents, copyrights or



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                  trademarks  of  NASA  other  than  the  LICENSED   PATENT  and
                  QOPYRIGHT,   regardless   of   whether   such   other   patent
                  applications or patents are dominant, subordinate, or an improvement to the LICENSED PATENT, or
         (j) Conferring upon any person (1) any immunity from or defenses under the antitrust laws, (2) any immunity from a charge of patent or copyright misuse, or (3) any immunity from the operation of state or Federal law.
       12.2 NASA makes no representations, extends no warranties of any kind, either express or implied, and assumes no responsibility whatever with respect to use, sale, or other disposition by NEXTGEN SYSTEMS or its vendees or other transferees of products incorporating or made by the use of (1) inventions licensed under this Agreement, (2) copyrights licensed under this Agreement, or
(3) information, if any, furnished under this Agreement.
       22.3 NEXTGEN SYSTEMS will hold NASA harmless against all liabilities, demands, damages, expenses, or losses arising (1) out of the use by NEXTGEN SYSTEMS or its transferees of inventions or software licensed or information furnished under this Agreement, or (2) out of any use, sale, or other disposition by NEXTGEN SYSTEMS or its transferees of products made by use of such inventions, software or information.
       22.4 NEXTGEN SYSTEMS is hereby put on notice that export of any goods or technical data from the United States may require some form of license from the United States Government. Failure to obtain necessary export licenses may result in criminal liability of NEXTGEN SYSTEMS under United States laws. NASA neither represents that a license shall not be required nor that, if required, it shall be issued.
       22.5 If, in any proceeding in which the validity, infringement, or priority of invention of any claim of the LICENSED PATENT is in issue, a judgment or decree is entered which becomes not further reviewable through the exhaustion of all permissible applications for rehearing or review by a superior tribunal, or through the expiration of time permitted for such applications below referred to as an "irrevocable judgment"), the construction placed upon any such claim by such irrevocable judgment shall thereafter be followed, not only as to such claim but as to all claims to which such construction applies, with respect to acts subsequently occurring. If such irrevocable judgment holds any claim invalid or is adverse to the patent as to inventorship, NEXTGEN
SYSTEMS shall be relieved prospectively (1) from including in its reports ROYALTY-BASE PRODUCTS sold or otherwise disposed of covered only by such claim or any broader claim to which such irrevocable judgment is applicable, and (2) from the performance of those other acts which may be required by this Agreement only because of any such claim. However, if there are two (2) or more conflicting irrevocable judgments with respect to the same claim, the decision of the higher tribunal shall be followed, but if the tribunals be of equal dignity, then the decision more favorable to the claim shall be followed until the less favorable decision has been followed by the irrevocable judgment of another tribunal of at least equal dignity. In the event of conflicting irrevocable judgments of the Supreme Court of the United States, the latest shall control.
       22.6 EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, NASA MAKES NO REPRESENTATIONS AND EXTENDS NO WARRANTIES OF ANY KIND, WHETHER EXPRESS,
IMPLIED,  OR  STATUTORY,   INCLUDING  BUT  NOT  LIMITED  TO  ANY  WARRANTIES  OF
MERCHANTABILITY OR FITNESS FOR A PARTICULAR, ANY WARRANTY THAT THE PROGRAM WILL CONFORM TO SPECIFICATIONS, ANY WARRANTY THAT THE DOCUMENTATION WILL CONFORM TO THE PROGRAM, ANY WARRANTY THAT THE PROGRAM WILL BE ERROR-FREE, WHETHER OR NOT THE ERROR IS DISCOVERABLE, ANY WARRANTY OF THE VALIDITY OF COPYRIGHT, ANY WARRANTY OF THE VALIDITY OF PATENT RIGHTS CLAIMS, ISSUED OR PENDING, AND ANY WARRANTY OF THE ABSENCE OF LATENT OR OTHER DEFECTS, WHETHER OR NOT DISCOVERABLE.


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

NOTHING IN THIS AGREEMENT SHALL BE CONSTRUED AS A REPRESENTATION MADE OR WARRANTY GIVEN BY NASA THAT THE PRACTICE BY NEXTGEN SYSTEMS OF THE LICENSE GRANTED HEREUNDER SHALL NOT INFRINGE THE COPYRIGHT OR PATENT RIGHTS OF ANY THIRD PARTY. IN NO EVENT SHALL NASA BE LIABLE FOR ANY DAMAGES, INCLUDING BUT NOT LIMITED TO DIRECT, INDIRECT, SPECIAL, OR CONSEQUENTIAL DAMAGES, ARISING OUT OF, RESULTING FROM, OR IN ANY WAY CONNECTED WITH THE USE OF THE PROGRAM OR LICENSED INVENTION, WHETHER OR NOT BASED UPON WARRANTY, CONTRACT, TORT, OR OTHERWISE, WHETHER OR NOT INJURY WA ECONOMIC OR LOST PROFITS OR SUSTAINED BY PERSONS OR PROPERTY OR OTHERWISE, WHETHER OR NOT DAMAGES ARE BASED ON A THIRD PARTY CLAIM, WHETHER OR NOT LOSS WAS SUSTAINED FROM, OR AROSE OUT OF, THE RESULTS OR USE OF THE PROGRAM, AND REGARDLESS OF WHETHER NASA SHALL BE ADVISED, SHALL HAVE OTHER REASON TO KNOW, OR IN FACT SHALL KNOW OF THE POSSIBILITY OF THE FOREGOING.

                         ARTICLE XXIII - lnfringement S

       23.1 If NEXTGEN SYSTEMS becomes aware of an infringement or has reasonable cause to believe that there has been an infringement of the COPYRIGHT or LICENSED PATENT or any reissue or reexamination thereof, or any additional patent or copyright under which it has been granted a license according to this Agreement, NEXTGEN SYSTEMS shall notify NASA in writing concerning NEXTGEN SYSTEMS' knowledge of any infringement or the reasonable cause for belief of infringement. Upon receipt of such notification, NASA may volunteer its opinion as to whether reasonable cause exists to believe that there has been an infringement. In any event, NEXTGEN SYSTEMS is authorized under the provisions of Chapter 29 of Title 35, United States Code, or other statutes, (1) to bring suit in its own name at its own expense and on its own behalf for infringement of the COPYRIGHT or LICENSED PATENT and any reissue or reexamination thereof,
(2) in any such suit to enjoin  infringement and to collect for its use damages,


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

profits and awards of whatever nature  recoverable from such  infringement,  and
(3) to settle any claim or suit for infringement of the COPYRIGHT or LICENSED PATENT and any reissue pr reexamination thereof, as by granting a sublicense under this Agreement. This power, however, is subject to the continuing right of NASA and other United States Government Agencies to bring suit itself or to intervene in NEXTGEN SYSTEMS' suit. NEXTGEN SYSTEMS shall indemnify NASA against any order for costs that may be made against NASA in such proceedings.
       23.2   If NEXTGEN  SYSTEMS does not  exercise its right to enforce  under
Section 23.1 within twelve (12) months of NASA's receipt of NEXTGEN SYSTEMS' notification that an infringement has occurred, and if NASA has determined that the infringement is substantial, then NASA may take appropriate steps to notify the United States Attorney General, or designee, that an infringement has occurred or that reasonable cause exists to believe that there has been an infringement. The Unite States Attorney General, or designee, shall then determine what action should be taken, and the United States Government shall be entitled to any recovery which results from action taken by the United States Attorney General, or designee.
       23.3 Each Party to this Agreement shall provide the other with all reasonable cooperation to assist the other in the prosecution of any action to enforce the COPYRIGHT or LICENSED PATENT and any reissue or reexamination thereof, and during the pendency of any such action brought by a party, that party shall inform the other of all significant developments during the course of such action.

                    ARTICLE XXIV - Officials Not to Benefit d

       24.1 No member of, or delegate, to Congress, or resident commissioner, shall be admitted to any share or part of this Agreement or to any benefit that may arise therefrom, but this provision shall not be considered to extend to this Agreement if made with a corporation for its general benefit.


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

                             ARTICLE XXV - Nonwaiver

       25.1 Forbearance by either Party in enforcing any of the provisions of this Agreement shall not be construed as a continuing waiver by such Party of its rights to enforce such provisions, or in any way affect the validity of this Agreement.

                     ARTICLE XXVI - Mercier and Integration

       26.1 This Agreement (1) sets forth the entire agreement between the Parties hereto and any Parties who have in the past or who are now representing either of the Parties hereto and merges all discussions between them, (2) annuls and replaces every other agreement which may have existed between NASA and NEXTGEN SYSTEMS with respect to the LICENSED INVENTION or PROGRAM, and (3) is separate and distinct from any other agreement which may have existed in the past or may now exist.

                         ARTICLE XXVII - Applicable Law

       27.1 This -Agreement shall be construed, and the legal relations between the parties hereto, shall be determined in accordance with United States Federal Law.

                           ARTICLE XXVIII - Addresses

       28.1 Any communications including reports, payments, and notices to be given hereunder shall be sufficiently made or given on the date of mailing if sent by certified first class mail, return receipt requested, postage prepaid, addressed to the receiving Party at the address below:


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

Patent Counsel Team                Mr. David B. Hunter
Mail Stop 212                      Vice President, Secretary Treasurer
3 Langley Boulevard                NextGen Systems, Inc.
NASA Langley Research Center       1006 W. Ninth Avenue
Hampton, VA 23681-0001             King of Prussia, PA 19406


Consideration, consisting of no-cost COMMERCIAL PRODUCTS, shall be sufficiently made or given upon written notice by NEXTGEN SYSTEMS stating that the COMMERCIAL


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

PRODUCT has been  provided to @ASA and is running  properly.  The  provisions of
Section 28.1 shall apply.

                           ARTICLE XXIX - Nonassertion

       29.1 NASA agrees not to assert any of its rights under any others of its copyrights, patents or patent applications in any country of the world, against NEXTGEN SYSTEMS, its SUBLICENSEES, vendors or customers which rights are necessary to or incidental to the practice of the rights granted to NEXTGEN SYSTEMS under this Agreement.

                           ARTICLE XXX - Severability

       30.1 The provisions of this Agreement are severable, and in the event that any provisions of this Agreement shall be determined to be invalid or unenforceable under any controlling body of the law, such invalidity or unenforceability shall not in any way affect the validity or enforceability of the remaining provisions hereof.

                            ARTICLE XXXI - Acceptance

       31.1 In witness whereof, each Party has caused this Agreement to be executed by its duly authorized representative:

NextGen Systems, Inc.                            National Aeronautics and Space
                                                     Administration


By:   /s/David B. Hunter                         By:   /s/Edward A. Frankle
      ------------------                               --------------------

       David B. Hunter                                  Edward A. Frankle
       Vice President, Secretary Treasurer              NASA General Counsel


Date: 7/3/97                        Date:  7/3/97


cc:
Patent Counsel Team
NASA Langley Research Center


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

                  APPENDIX A - Practical Application Milestones


Written Procedure Development and Training Program Development for session leader/facilitators. Time Frame: Within 30 days of effective date.

Assembly of apparatus necessary for 2-5 session "Centers" where Direct Response commercial analysis will be conducted. Time Frame: Within 30 days of effective date.

DRTV Marketing Plan Finalization and implementation.
Time Frame: Within 30 days of effective date.

Video Press Release - Filming, Editing and Distribution to appropriate TV news outlets including CNN, CNBC and technology oriented programs including Beyond 2000, NextStep, Invention. Appropriate credit to NASA Langley will be given in accordance to Article XV. Time Frame: Within 30 days of effective date.

Initial Press Release(s) on NEXTGEN SYSTEMS Acquisition of Cognitive Engagement Technology. Video Press Release Scripting in accordance to Article XV. Time
Frame: Within 30 days of effective date.

Begin "Baseline" studies on existing DRTV commercials, 1/2Hour "Infomercials" and short-form ads. Time Frame: Within 60 days of effective date

Survey of primary areas of demand to determine a priority ranking areas for commercialization in traditional consumer products advertising industry limited to the FIELD OF USE. Time Frame: Within 60 days of effective date.

Refine the  Prototype  to suit the  immediate  needs of the Direct  Response  TV
(DRTV) commercial producers and managers. Time Frame: Within 60 days of effective date.

Full Scale  Commercial  Sales to DRTV  industry of Commercial  Engagement  Index
(CEI)  measurement  services for  infomercial and short-form  advertising.  Time
Frame: I st Q98

Refinement of the CEI user interface for traditional  advertising purposes. Time
Frame: I st Q98


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

             APPENDIX A - Practical Application Milestones (Cont'd)

Display of Commercial Engagement Index at North American Direct Marketing Association Show (DMA) to expand sales of the CEI to the larger Direct Response Community Direct. Time Frame: Spring '98

Display of Commercial Engagement Index at National Association of Television Producers Exhibition (NATPE) Time Frame: Spring '98

Followed by Full Scale Commercial Sales to Entertainment Industry of CEI measurement services. Time Frame: Spring '98

Display of Commercial  Engagement  Index at NIMA - Direct Response TV Show. Time
Frame: Spring '98


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

                                   APPENDIX B


DESCRIPTION OF PROGRAM

Title: Method for Visually Integrating Multiple Data Acquisition Technologies for Real Time & Retrospective Analysis

A system for display on a single video display terminal of multiple physiological measurements is provided. A subject is monitored by a plurality of instruments which feed data to a computer programmed to receive data, calculate data products such as index of engagement and heart rate, and display the data in a graphical format simultaneously on a single video display terminal. In addition, live video representing the view of the subject and the experimental setup may also be integrated into the single data display. The display may be recorded on a standard video tape recorder for retrospective analysis. The software functions to receive signals from the environment, to process the data streams, and to create an integrated display. The signals from the environment can be (1) physiological signals from one or more experimental subjects, (2) signals from the experiment and/or the experimenter indicating physical values, equipment status, experiment status, etc., (3) signals from other measuring systems such as an oculometer, (4) computer-generated date and time, or (5) operator- entered identification information. The software processes these data streams in such a way as to produce meaningful displays and/or data records. This can include calibration in which digital and analog voltages are converted to representations in real physical units (heart rate in beats per minute). It also includes data fusion in which several data streams are combined in such a way as to produce unique data products (blood pressure derived from cardiac pulse transit time). The software combines raw data streams, processed data, and data products with multiple sources of audio and video to produce an integrated multimedia display that is available for on-line video recording. The display is modular and display elements can be added, removed, or re-sized as needed. The software is modular in nature and modules can be added and removed as required by the type and number of sources that are to be received, processed and displayed. 36

                               EXCHANGE AGREEMENT

                  THIS EXCHANGE AGREEMENT made and entered into this 26th day of January, 1998, by and between David B. Hunter, (hereinafter "Hunter") the Exchange Agent for the Stockholders of NextGen Systems, Inc. a Pennsylavania corporation (hereinafter "NextGen"), and Royal American Mining Properties, Ltd., a Nevada corporation, (hereinafter "Royal").
                                   WITNESSETH:
                  WHEREAS, Hunter as Exchange Agent represents that Stockholders are the owners of all the outstanding stock of NextGen whose unaudited balance sheet and financial statement for the period ended December 31, 1997 is attached hereto as Exhibit "A" and incorporated herein by the reference; and
                  WHEREAS, the authorized capital stock of Royal consists of 100,000,000 shares of common stock, par value $0.001 per share, of which 479,000 shares are issued and outstanding; and WHEREAS, Hunter and Royal agree that it would be to their mutual benefit for Royal to acquire all of the outstanding stock of NextGen in exchange for shares of Royal stock.
                  NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained, the parties hereto hereby agree as follows:
                  1. [REPRESENTATIONS OF THE EXCHANGE AGENT HUNTER FOR THE STOCKHOLDERS OF NEXTGEN] Hunter hereby represents to Royal that to the best of his knowledge:
                           (a)  NextGen  owns  on the  date  hereof,  and on the
Closing Date hereinafter provided will own, free and clear of all liens, charges


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

and encumbrances, all of the assets set forth on Exhibit "A".
                           (b)   Hunter has heretofore furnished to Royal copies
of the balance sheet of NextGen which is attached hereto and marked Exhibit "A". Said balance sheet accurately sets forth the financial condition of NextGen as of said date, prepared in conformity with generally accepted accounting principles consistently applied.
                           (c)   NextGen has good and marketable title to all of
their property and assets (except property and assets disposed of since such date in the usual and ordinary course of business), subject to no mortgage, pledge, lien or other encumbrance except as disclosed in such financial statements.
                           (d)   NextGen  has  no  obligations,  liabilities  or
commitments, contingent or otherwise, of a material nature which were not provided for, except as set forth in Exhibit "A".
                           (e)   NextGen  is  not  a  party  to  any  employment
contract, or to any lease, agreement or other commitment not in the usual and ordinary course of business, nor to any operation, insurance, profit-sharing or bonus plan, except as disclosed in Exhibit "A".
                           (f)   NextGen  is not a  defendant,  nor a  plaintiff
against whom a counterclaim has been asserted, in any litigation, pending or threatened, nor has any material claim been made or asserted against NextGen, nor are there any proceedings threatened or pending before any federal, state or municipal government, or any department, board, body or agency thereof, involving NextGen except as disclosed in Exhibit "A".
                           (g)   NextGen is not in default  under any  agreement
to which it is a party nor in the payment of any of its obligations.
                           (h) Between the date of the balance sheet referred to


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

in subparagraph "c" hereof and the Closing, NextGen will not (i) mortgage or pledge or subject to any lien, charge or other encumbrance any of their assets, tangible or intangible, except in the usual and ordinary or (ii) sold, leased, or transferred or contracted to sell, lease or transfer any assets, tangible or intangible, or entered into any other transactions, except in the usual and ordinary course of business, or (iii) made any material change in any existing employment agreement or increased the compensation payable or made any arrangement for the payment of any bonus to any officer, director, employee or agent, except as set forth in Exhibit "A" hereof.
                           (i)   This Exchange  Agreement has been duly executed
by Hunter as the Exchange Agent for the stockholders of NextGen and the execution and performance of this Exchange Agreement will not violate, or result in a breach of, or constitute a default in any agreement, instrument, judgment, order or decree to which NextGen is a party or to which NextGen is subject nor will such execution and performance constitute a violation of or conflict with any fiduciary to which NextGen is subject, to the best of NextGen's knowledge.
                           (j)   NextGen  has  timely   filed  or  obtained  the
necessary extensions with the appropriate governmental authorities, all tax and other returns required to be filed by it. Such returns are true and complete and all taxes shown thereon to be due have been paid. All material, federal, state, local, county, franchise, sales, use, excise and other taxes assessed or due have been duly paid or reserves for unpaid taxes have been set up as required on the basis of the facts and in accordance with generally accepted accounting principles.
                           (k)   NextGen is not in default  with  respect to any
order, writ, injunction , or decree of any court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, and there are no actions, suits, claims, proceedings or investigations pending or, to the knowledge of NextGen threatened against or affecting NextGen, at law or in equity, or before or by any federal, state, municipal or other governmental court, department commission, board, bureau, agency or instrumentality, domestic or foreign. NextGen has complied in all material respects with all laws, regulations and orders applicable to its business.
                           (l)   No   representation   in  this   section,   nor
statement in any document, certificate or schedule furnished or to be furnished pursuant to this Exchange Agreement by NextGen, or in connection with the transactions contemplated hereby, contains or contained any untrue statement of material fact, nor does or will omit to state a material fact necessary to make any statement of fact contained herein or therein not misleading.
                           (2). [REPRESENTATIONS OF ROYAL] Royal represents to Hunter that:
                            (a)   Royal  is  a  corporation  duly organized  and
validly existing and in good standing under the laws of the State of Nevada; is not qualified to transact business in any other state; and has an authorized capitalization of 100,000,000 shares of which there are issued and outstanding 479,000 shares of common stock, par value $0.001 per share.

                           (b)   Royal  has  delivered  to  Hunter  its  balance
sheet, financial statement for the period ended December 31, 1997, which is attached hereto and marked Exhibit "B". This financial statement accurately set forth the financial condition of Royal as of the date specified, prepared in conformity with generally accepted accounting principles consistently applied.

                           (c)   Royal has good and  marketable  title to all of
its property and assets (except property and assets disposed of since such date in the usual and ordinary course of business), subject to no mortgage, pledge, lien or other encumbrance except as disclosed in such balance sheet or in Exhibit "B" annexed hereto and made a part hereof.

                           (d)   Royal  has  no   obligations,   liabilities  or
commitments, contingent or otherwise, of a material nature which were not provided for, except as set forth in such balance sheet or in Exhibit "B".
                           (e)   There has been no  change in the  nature of the
business of Royal, nor in its financial condition or property, other than changes in the usual and ordinary course of business, none of which has been materially adverse, and Royal has incurred no obligations or liabilities or made any commitments other than in the usual and ordinary course of business except as disclosed in Exhibit "B".
                           (f)   Royal is not a party to any employment contract
with any officer, director, or stockholder, or to any lease, agreement or other commitment not in the usual and ordinary course of business, nor to any pension, insurance, profit-sharing or bonus plan, except as disclosed in Exhibit "B".
                           (g)   Royal is not defendant, nor a plaintiff against
whom a counterclaim has been asserted, in any litigation, pending or threatened, nor has any material claim been made or asserted against Royal, nor are there any proceedings threatened or pending before any federal, state or municipal government, or any department, board, body or agency thereof, involving Royal, except as disclosed in Exhibit "B".
                           (h)   Royal is not in default  under any agreement to
which it is a party nor in the payment of any of its obligations.
                           (i)   Between the date of the balance sheet  referred
to in subparagraph "b" hereof and the Closing, Royal will not have (i) paid or declared any dividends on or made any disbursements in respect of, or issued, purchased or redeemed, any of the outstanding shares of its capital stock, or
(ii) made or authorized any changes in its Articles of Incorporation or in any amendment thereto or in its By-Laws, or (iii) made any commitments or disbursements or incurred any obligations or liabilities of a substantial nature and which are not in the usual and ordinary course of business, or (iv) mortgaged or pledged or subjected to any lien, charge or other encumbrance any of their assets, tangibl or intangible, except in the usual and ordinary course of its business, or (v) sold, leased, or transferred or contracted to sell, lease or transfer any assets, tangible or intangible, or entered into any other transactions, except in the usual and ordinary course of business, or (vi) made any loan or advance to any stockholder of Royal, or to any other person, firm, or corporation except in the usual and ordinary course of business, or (vii) made any material change in any existing employment agreement or increased the compensation payable or made any arrangement for the payment of any bonus to any officer, director, employee or agent, except as set forth in Exhibit "B" hereof.
                           (j)   This Exchange  Agreement has been duly executed
by Royal and the execution and performance of this Exchange Agreement will not violate, or result in a breach of, or constitute a default in any agreement, instrument, judgment, order or decree to which it is a party or to which it is subject nor will such execution and performance constitute a violation of or conflict with any fiduciary to which it is subject.
                           (k)   Royal   has   filed   with   the    appropriate
governmental authorities, all tax and other returns required to be filed. Such returns are true and complete and all taxes shown thereon to be due have been paid. All material, federal, state, local, county, franchise, sales, use, excise and other taxes assessed or due have been duly paid and no reserves for unpaid taxes have been set up or are required on the basis of the facts and in accordance with generally accepted accounting principles.
                           (l)   Royal is not in  default  with  respect  to any
order, writ, injunction, or decree of any court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, and there are no actions, suits, claims, proceedings or investigations pending or, to the knowledge of Royal threatened against or affecting Royal, at law or in equity, or before or by any federal, state, municipal, or other governmental court, department, commission, board, bureau, agency or instrumentality, domestic or foreign. Royal has complied in all material respects with all laws, regulations and orders applicable to its business.
                           (m)   No   representation   in  this   section,   nor
statement in any document, certificate or schedule furnished or to be furnished pursuant to this Exchange Agreement by Royal, or in connection with the transactions contemplated hereby, contains or contained any untrue statement of a material fact, nor does or will omit to state a material fact necessary to make any statement of fact contained herein or therein not misleading.
                  3. [DATE AND TIME OF CLOSING] The closing shall be held on Wednesday, January 28, 1998, at 10 a.m., local time, at 50 West Liberty Street, Suite 880, Reno, Nevada, or at such other time and place as may be mutually agreed upon between the parties in writing (hereinafter "the Closing").
                  4. [EXCHANGE OF SHARES OF STOCK] The mode of carrying into effect the exchange provided for in this Agreement shall be as follows:
                          (a)    Royal shall call a special  directors'  meeting
to be held on Wednesday, January, 28, 1997, at 9:00 a.m., local time, at 50 West Liberty Street, Suite 880, Reno, Nevada, for the following purposes:

                                    (1) To  ratify,  approve  and  carry out the
                           terms of this Exchange Agreement.
                                    (2) To call a special  stockholders  meeting
                           to amend the Articles of Incorporation to change the corporate name to Capita Research Group, Inc.
                                    (3) To call a special  stockholders  meeting
                           to authorize a forward split of 2 to 1 whereby the present stockholders will be entitled to 2 shares for each share owned by them in Royal. (b) Royal shall call and convene a special stockholders meeting at 9:30 a.m. on Wednesday, January 28, 1998 to change the corporate name to Capita Research Group, Inc. and the forward split of 2 for 1 set forth in 4(a)(3) above. It shall file an Amendment to the Articles of Incorporation with the Secretary of State of Nevada on Wednesday, January 28, 1998 to reflect these changes.
                           (c) Royal shall call and convene a special  directors
meeting at 10:00 a.m. for the following purposes:
                                    (1) To effect  delivery  by the  officers of
                           Royal to David Hunter, Exchange Agent for the shareholders stock certificates representing 8,622,000 shares of common stock of Capita Reasearch Group, Inc. in exchange for the delivery of all the
                           stock   certificates  of  the  outstanding  stock  of
                           NextGen.


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

                                    (2) To deliver a check for  $40,000  payable
                           to Nevada Agency & Trust Company as the fee for this corporate reorganization. The total fee being $50,000 of which $10,000 has been paid.
                                    (3) To elect three (3)  nominees  designated
                           by Hunter to comprise the entire Board of Directors, being David B. Hunter, Michael J. Kline and Millard
                           E. Tydings, II.
                  5. [CONDITIONS TO CLOSING] Royal and Hunter's obligations to complete the transactions provided for herein shall be subject to the performance by them of all their respective agreements to be performed hereunder on or before the Closing, to the material truth and accuracy of the respective representations of Royal and Hunter contained herein, and to the further conditions that:
                           (a)   All   representations   of  Hunter   and  Royal
contained in this Exchange Agreement are true and correct on and as of the Closing with the same effect as if made on and as of said date.
                           (b)   As of the  Closing,  there  shall  have been no
material adverse change in the affairs, business, property or financial condition of NextGen and Royal.
                           (c)   All of the agreements  and covenants  contained
in this Exchange Agreement that are to be complied with, satisfied and performed by each of the parties hereto on or before the Closing, shall, in all material respects, have been complied with, satisfied and performed.
                  6.    [FINDER'S FEE]  Each party represents  to the other that


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it has not  employed  any  other  broker  or agent  or  entered  into any  other agreement for the payment of any finder's fees or compensation to any other person, firm or corporation in connection with this transaction.


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                  7. [NOTICES] Any notice under this  Agreement  shall be deemed to have been sufficiently given if sent by Federal Express, registered or certified mail, postage prepaid, addressed as follows:

         If to the Stockholder:
                           David B. Hunter, Exchange Agent
                           900 East Eighth Ave.
                           Suite 300
                                                       King of Prussia, PA 19406

         with a required copy to:

                           Patricia H. Basye, Esq.
                           Gordon, Fournaris & Mammarella, P.A.
                           1220 North Market Street, Suite 700
                                                       Wilmington, DE 19899-1355

         If to Royal, to:

                           Royal American Mining Properties, Ltd.
                           50 West Liberty Street, Suite 880
                           Reno, Nevada 89501
                                            Attention: Cecil Ann Walker

or to any other address which may hereafter be designated by either party by notice given in such manner. Al notices shall be deemed to have been given as of the date of receipt.
                  8. [COUNTERPARTS] This Exchange Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be an original, but all such counterparts shall constitute one and the same instrument.
                  9. [MERGER CLAUSE] This Exchange Agreement supersedes all prior agreements and understandings between the parties and may not be changed or terminated orally, and no attempted change, termination or waiver of any of


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the  provisions  hereof  shall be binding  unless in  writing  and signed by the parties hereto.

                  10. [GOVERNING LAW] This Agreement shall be governed by and construed according to the laws of the State of Nevada with regard to Royal American being its corporate domicile and Pennsylvania with regard to NextGen Systems, Inc., being its corporate domicile. IN WITNESS WHEREOF, the parties hereto have caused this Exchange Agreement to be executed the day and year first above written. ROYAL AMERICAN MINING PROPERTIES, LTD. A Nevada Corporation


                        By /s/Cecil Ann Walker
                           -------------------
                                Cecil Ann Walker
                                President
                                (Hereunto duly authorized)

                        For purposes of Section 2 hereof:


                        By /s/Cecil Ann Waliker
                           --------------------
                                Cecil Ann Walker


                        By /s/Alexander H. Walker
                           ----------------------
                                Alexander H. Walker

                        EXCHANGE AGENT FOR SHAREHOLDERS OF
                        NEXTGEN SYSTEMS, INC.



                        By /s/ David B. Hunter
                            -------------------
                                David B. Hunter


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